Exhibit 1.1

MOMENTA PHARMACEUTICALS, INC.

PLACEMENT AGENCY AGREEMENT

December 11, 2008

Leerink Swann LLC
One Federal Street
Boston, MA  02110

Ladies and Gentlemen:

1.                                       Introductory.  Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), proposes, pursuant to the terms of this Placement Agency Agreement (this “Agreement”) and the subscription agreements in the form of Exhibit A attached hereto (the “Subscription Agreements”) entered into with the purchasers identified therein (each a “Purchaser” and collectively, the “Purchasers”), to sell to the Purchasers an aggregate of 2,800,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of the Company.  The Company hereby confirms its agreement with Leerink Swann LLC (“Leerink”) to act as placement agent (the “Placement Agent”) in accordance with the terms and conditions hereof as set forth below.

2.                                       Agreement to Act as Placement Agent; Placement of Shares.  On the basis of the representations, warranties and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement:

(a)           The Company engages the Placement Agent to act as its exclusive agent, on a best efforts basis, in connection with the issuance and sale by the Company of the Shares (the “Offering”).  Until the Closing Date (defined below), the Company shall not, without the prior consent of Leerink, solicit or accept offers to purchase Shares otherwise than through the Placement Agent.

(b)           Under no circumstances will the Placement Agent be obligated to purchase any Shares for its own account and, in soliciting purchases of Shares, the Placement Agent shall act solely as the Company’s agent and not as principal.

(c)           Subject to the provisions of this Section 2, offers for the purchase of Shares may be solicited by the Placement Agent as agent for the Company at such times and in such amounts as the Placement Agent deems advisable.  The Placement Agent shall communicate to the Company, orally or in writing, each reasonable offer to purchase Shares received by it as agent of the Company.  The Company shall have the sole right to accept offers to purchase the Shares and may reject any such offer, in whole or in part.  The Placement Agent shall have the right, in its discretion reasonably exercised, with prior notice to the Company, to reject any offer to purchase Shares received by it, in whole or in part, and any such rejection shall not be deemed a breach of its agreement contained herein.

(d)           The purchases of the Shares by the Purchasers shall be evidenced by the execution of Subscription Agreements by each of the parties thereto.

(e)           As full compensation for services rendered, on the Closing Date, the Company shall pay to the Placement Agent by wire transfer of immediately available funds, to an account or accounts designated by the Placement Agent, an aggregate amount equal to 3.30% of the gross proceeds received by the Company from the sale of the Shares on the Closing Date (the “Placement Fee”).  At the Closing, the Company shall direct the Escrow Agent (defined below) to wire to an account or accounts designated by the Placement Agent such amounts out of the Escrow Funds (defined below).

(f)            No Shares that the Company has agreed to sell pursuant to this Agreement shall be deemed to have been purchased and paid for, or sold by the Company, until such Shares shall have been delivered to the Purchaser thereof against payment by such Purchaser.  If the Company shall default in its obligations to deliver Shares to a Purchaser whose offer it has accepted, the Company shall indemnify and hold the Placement Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company.

3.                                       Delivery and Payment.

(a)           Concurrently with the execution and delivery of this Agreement, the Company, the Placement Agent and U.S. Bank National Association, as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement (the “Escrow Agreement”), pursuant to which an escrow account (the “Escrow Account”) will be established for the benefit of the Company and the Purchasers.  Prior to the completion of the purchase and sale of the Shares pursuant to this Agreement and the Subscription Agreements (the “Closing”), each such Purchaser shall deposit into the Escrow Account an amount equal to the product of (x) the number of Shares such Purchaser has agreed to purchase and (y) the purchase price per Share as set forth in the Subscription Agreements (the “Purchase Amount”).  The aggregate of such Purchase Amounts is herein referred to as the “Escrow Funds.”  On the Closing Date, upon satisfaction or waiver of all of the conditions to Closing, the Escrow Agent will disburse the Escrow Funds to the Company and the Placement Agent as provided in the Escrow Agreement and Section 2(e) above, and the Company shall cause the Shares to be delivered to the Purchasers.

(b)           Subject to the terms and conditions hereof, delivery of the Shares shall be made by the Company to the Purchasers, and payment of the purchase price shall be made by the Purchasers, at the office of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 (or at such other place as agreed upon by the Placement Agent and the Company), at 10:00 a.m., New York City time, on or before December 31, 2008 or at such time on such other date as may be agreed upon in writing by the Company and Leerink but in no event prior to the date on which the Escrow Agent shall have received all of the Escrow Funds (such date of delivery and payment is hereinafter referred to as the “Closing Date”).  The Shares shall be delivered, through the facilities of The Depository Trust Company, to such persons, and shall be registered in such name or names and shall be in such denominations, as the Placement Agent may request by written notice to the Company at least one business day before the Closing Date.  The cost of original issue tax stamps and other transfer taxes, if any, in connection with the issuance and delivery of the Shares by the Company to the respective Purchasers shall be borne by the Company.

4.                                       Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Placement Agent that:

(a)           Filing and Effectiveness of Registration Statement; Certain Defined Terms.  The Company has filed with the Commission a registration statement on Form S-3 (No. 333-140251), including a related prospectus or prospectuses, covering the registration of the Shares under the Act, which registration statement has become effective.  “Registration

Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information or all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Effective Date.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 6:30 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Date” of the Registration Statement relating to the Shares means the earlier of (a) first use of the Final Prospectus and (b) the time of the first contract of sale for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Shares and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule A to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Shares in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and The NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)           Compliance with Securities Act Requirements.  (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Statutory Prospectus or the Final Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder (ii) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) on the Effective Date relating to the Shares and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by the Placement Agent, if any, specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c)           Effectiveness.  No stop order of the Commission preventing or suspending the use of any Statutory Prospectus, the Final Prospectus Supplement, or any Free Writing Prospectus, or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose have been instituted or, to the Company’s knowledge, are contemplated by the Commission.

(d)           Shelf Registration Statement.  The date of this Agreement is not more than three years subsequent to the initial effective date of the Registration Statement.

(e)           Ineligible Issuer Status.  (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.  Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.  Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.  Except for the free writing prospectuses, if any, identified in Schedule A hereto and forming part of the General Disclosure Package, the Company has not prepared, used or referred to, and will not, without Leerink’s prior written consent, prepare, use or refer to, any free writing prospectus.

(f)            General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, together with the accompanying prospectus (which is the most recent Statutory Prospectus distributed to investors generally) and any other documents listed or disclosures stated in Schedule A to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use therein, it being understood and agreed that the only such information furnished by the Placement Agent consists of the information described as such in Section 8(b) hereof.

(g)           Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Placement Agent as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Placement Agent and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use therein, it being understood and agreed that the only such information furnished by the Placement Agent consists of the information described as such in Section 8(b) hereof.

(h)           Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not materially and adversely affect the Company or its businesses, properties, conditions (financial or other) or results of operations, taken as a whole (such effect is referred to herein as a “Material Adverse Effect”).

(i)            Good Standing of the Subsidiary.  Momenta Pharmaceuticals Securities Corporation, a Massachusetts corporation (the “Subsidiary”), is the Company’s only subsidiary; the Subsidiary has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock of the Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

(j)            Exchange Act Reports.  The Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act during the preceding 12 months (except to the extent that Section 15(d) requires reports to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act, which shall be governed by the next clause of this sentence); and the Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act since January 1, 2007, except where the failure to timely file could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(k)           Capital Stock.  The Shares to be issued and sold by the Company to the Purchasers hereunder and under the Subscription Agreements and all other outstanding shares of capital stock of the Company have been duly authorized; all outstanding shares of capital stock of the Company are, and, when the Shares of Common Stock have been delivered and paid for in accordance with this Agreement and the Subscription Agreements on the Closing Date, such shares will have been validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of such shares contained in the Final Prospectus; except for the right of Novartis Pharma AG to purchase the Shares in accordance with the letter agreement dated on or about the date hereof, the stockholders of the Company have no statutory or contractual preemptive rights with respect to its Common Stock; none of the outstanding shares of capital stock of the Company are or will have been issued in violation of any statutory or contractual preemptive rights of any security holder; and the authorized equity capitalization of the Company is as set forth in the General Disclosure Package.

(l)            No Finder’s Fee.  There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Placement Agent for a brokerage commission, finder’s fee or other like payment.

(m)          Financial Statements.  The financial statements and schedules included or incorporated by reference in the Registration Statement and the General Disclosure Package and the Final Prospectus present fairly the financial condition of the Company and its consolidated subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the entire period involved.  Ernst & Young LLP (“Accountants”), who have reported on such financial statements and schedules, are independent accountants with respect to the Company as required by the Act and the Rules and Regulations and Rule 3600T of the Public Company Accounting Oversight Board (“PCAOB”).  The summary and selected consolidated financial and statistical data included in or incorporated by reference into the Registration

Statement present fairly the information shown therein and have been derived on a basis consistent with the audited financial statements presented in the Registration Statement.

(n)           Absence of Changes.  Subsequent to the respective dates as of which information is given in the Registration Statement and the General Disclosure Package and prior to or on the Closing Date, except as set forth in or contemplated by the Registration Statement and the General Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), (i) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiary, taken as a whole (ii) there has not been and will not have been any change in the capitalization of the Company (other than in connection with the grant or exercise of options or other awards to purchase the Common Stock granted pursuant to the Company’s stock incentive plans from the shares reserved therefor) or any Material Adverse Effect arising for any reason whatsoever, (iii) the Company has not incurred and will not incur, except in the ordinary course of business as described in the General Disclosure Package, any material liabilities or obligations, direct or contingent, (iv) the Company has not entered into and will not enter into, except in the ordinary course of business as described in the General Disclosure Package, any material transactions other than pursuant to this Agreement and the transactions referred to herein and (v) the Company has not and will not have paid or declared any dividends or other distributions of any kind on any class of its capital stock.

(o)           Not An Investment Company.  Neither the Company nor the Subsidiary is, nor will the Company or the Subsidiary become as a result of the transactions contemplated hereby, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(p)           Litigation.  There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or the Subsidiary is a party or to which any of the properties of the Company or the Subsidiary is subject (i) other than proceedings accurately described in all material respects in the General Disclosure Package and proceedings that would not have a Material Adverse Effect on the Company and the Subsidiary, taken as a whole, or, if determined adversely to the Company, would not materially and adversely affect the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the General Disclosure Package or (ii) that are required to be described in the Registration Statement or the General Disclosure Package and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the General Disclosure Package or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(q)           Absence of Existing Defaults and Conflicts.  The Company is not (i) in violation of any provision of its certificate of incorporation or bylaws, (ii) in default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or (iii) in violation in any respect of any statute, law, rule, regulation, ordinance, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, except, with respect to clauses (ii) and (iii), any violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(r)            Absence of Further Requirements.  No consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body is required for the consummation by the Company of the transactions on its part contemplated herein, the Subscription Agreements, or Escrow Agreement, including the offering and sale of the Shares, except such as have been obtained under the Act or the Rules and Regulations and such as may be required under state securities or Blue Sky laws or the Financial Industry Regulatory Authority, Inc.

(s)           Authorization; Absence of Defaults and Conflicts Resulting from Transaction.  The Company has full corporate power and authority to enter into this Agreement, each of the Subscription Agreements and the Escrow Agreement.  Each of this Agreement, the Subscription Agreements, and the Escrow Agreement has been duly authorized, executed and delivered by the Company.  The Subscription Agreements and the Escrow Agreement are valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.  The performance of each of this Agreement, each Subscription Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, will not (i) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or the Subsidiary pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or conflict with or constitute a default under, or give any party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, (A) the certificate of incorporation or bylaws of the Company, or (B) any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary or any of their properties are bound or affected, except, in the case of clause (i)(B), any lien, breach, violation, conflict, default or acceleration that, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) violate or conflict with any judgment, ruling, decree, order, statute, rule or regulation of any court or other governmental agency or body applicable to the business or properties of the Company and the Subsidiary, taken as a whole.

(t)            Title to Property.  The Company and the Subsidiary have good and marketable title to all properties and assets described in the General Disclosure Package and the Final Prospectus as owned by them, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the General Disclosure Package or are not material to the business of the Company and the Subsidiary, taken as a whole.  The Company and the Subsidiary have valid, subsisting and enforceable leases for the properties described in the General Disclosure Package and the Final Prospectus as leased by them.  The Company or the Subsidiary owns or leases all such properties as are necessary to the operations now conducted or as proposed to be conducted by the Company, except where the failure to so own or lease would not reasonably be expected to have a Material Adverse Effect.

(u)           Offering Material; Stabilization.  The Company has not distributed, and will not distribute prior to the Closing Date, any offering material in connection with the offering and sale of the Shares other than any preliminary prospectuses, any Permitted Free Writing Prospectus (as defined in Section 6 below), the Final Prospectus, the Registration Statement and other materials, if any, permitted by the Act.  The Company has not taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(v)           Registration Rights.  No person has the right to require the Company to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or any issuance of the Shares, except for rights that have been effectively waived.

(w)          Listing.  The Common Stock is registered under Section 12(g) of the Exchange Act and the Shares have been approved for listing on the NASDAQ Capital Market, subject to notice of issuance.

(x)            Possession of Intellectual Property.  Except as disclosed in or specifically contemplated by the General Disclosure Package, (a) the Company owns, possesses or has adequate rights to use the Company Intellectual Property (as defined below), (b) the Company has not received any notice of any infringement of, or conflict with, any Intellectual Property (as defined below) of any third party, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect on the Company (c) no third party, including any academic or governmental organization, possesses or could obtain rights to the Company Intellectual Property which, if exercised, could enable such party to develop products competitive with those of the Company, and (d) the Company is not obligated to pay a material royalty, grant a material license, or provide other material consideration to any third party in connection with the Company Intellectual Property.  Except as described in the General Disclosure Package or as would not have a Material Adverse Effect, (x) the Company is not aware of any facts or circumstances that constitute an infringement by the Company of any valid claim of a third-party patent, (y) the Company is not aware of any facts or circumstances that constitute an infringement by the Company of, or conflict with, any non-patented Intellectual Property right of any third party, and (z) the Company is not aware of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.  For purposes of this Agreement, “Intellectual Property” means patents, patent rights, patent applications, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade dress rights, trade names and domain names, and “Company Intellectual Property” means Intellectual Property that is necessary to carry on the business now operated and as planned to be operated by the Company as described in the Prospectus.

(y)           Taxes.  The Company has filed all federal, state, local and foreign income tax returns that have been required to be filed and has paid all taxes and assessments received by it to the extent that such taxes or assessments have become due.  The Company has no tax deficiency that has been or, to the best knowledge of the Company, might be asserted or threatened against it that could reasonably be expected to have a Material Adverse Effect.

(z)            FCPA Compliance.  Neither the Company, the Subsidiary nor to the Company’s knowledge, any of their affiliates, directors, officers, employees, agents or representatives, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage for the benefit of the Company or the Subsidiary; and the Company, the Subsidiary and their affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(aa)         Patriot Act.  The operations of the Company and the Subsidiary are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Subsidiary conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(bb)         (i)  The Company represents that neither the Company nor the Subsidiary (collectively, the “Entity”) or, to the knowledge of the Entity, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by, a Person that is:

(A)          the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)           located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)           The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)          to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)           in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)          The Entity represents and covenants that for the past 5 years, it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(cc)         Internal Controls and Compliance With Sarbanes-Oxley Act.  The books, records and accounts of the Company accurately and fairly reflect in all material respects, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company.  The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, (ii) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and (iii) are sufficient to provide reasonable assurances with respect to the performance of the functions for which they were established.  Based on the most recent evaluation of the Company’s disclosure controls and procedures described above, the Company is not aware of (a) any significant deficiency in the design or operation of its internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or, (b) any material weaknesses in its internal controls or (c) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company is in compliance with all applicable material provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

(dd)         Labor Issues.  No labor problem or dispute with the employees of the Company or the Subsidiary exist or, to the Company’s knowledge, is threatened or imminent, which could reasonably be expected to result in a Material Adverse Effect.  The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company.

(ee)         Statistical and Market-Related Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are not based on or derived from sources that are materially reliable and accurate.

(ff)           Environmental Laws.  The Company and the Subsidiary (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (i), (ii) and (iii) of this subsection (ff) as could not, individually or in the aggregate, have a Material Adverse Effect.

(gg)         Conduct of Clinical Trials.  The animal studies and other preclinical and clinical tests conducted by or on behalf of the Company that are described in the Registration Statement, the General Disclosure Package and the Final Prospectus or the results of which are referred to in the Registration Statement, the General Disclosure Package and the Final Prospectus were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical study of new drugs or diagnostics as applied to products comparable to those being developed by the Company.  The descriptions of the results of such studies and tests contained in the Registration Statement, the General Disclosure Package and the Final Prospectus are accurate and complete in all material respects.

(hh)                          Regulatory Status.  The Company has (i) orally, to the Placement Agent or to counsel to the Placement Agent, fairly summarized in all material respects the substance of all of its material communications with representatives of the FDA; and (ii) no knowledge of any pending communication from the FDA that would cause the Company to revise its strategy for seeking marketing approval from the FDA for M-Enoxaparin, M356 or any of the Company’s other products under development as described in the Registration Statement, the General Disclosure Package and the Final Prospectus.

5.                                       Certain Agreements of the Company.  The Company agrees with the Placement Agent that it will furnish to counsel for the Placement Agent one copy of the registration statement relating to the Shares, including all exhibits, in the form it became effective and of all amendments thereto and that, in connection with the offering of Shares:

(a)                                  Filing of Prospectuses.  The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Placement Agent, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the date of this Agreement.  The Company has complied and will comply with Rule 433.

(b)                                 Filing of Amendments; Response to Commission Requests.  The Company will promptly advise the Placement Agent of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus until the completion of the purchase and sale of the Shares contemplated herein and will afford the Placement Agent a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise the Placement Agent promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares (including the Shares) in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)                                  Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Shares is (or but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act in connection with sales by the Company to any Purchasers, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Placement Agent of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Placement Agent and, to the extent applicable, the dealers and any other dealers upon request of the Placement Agent, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Placement Agent’s consent to, nor the Placement Agent’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)                                 Rule 158.  As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)                                  Furnishing of Prospectuses.  The Company will furnish to the Placement Agent copies of the Registration Statement, including all exhibits, any Statutory Prospectus relating to the Shares, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Placement Agent reasonably requests.  The Company will pay the expenses of printing and distributing to the Placement Agent all such documents.

(f)                                    Blue Sky Qualifications.  The Company will arrange for the qualification of the Shares for sale under the laws of such jurisdictions as the Placement Agent designates and will continue such qualifications in effect so long as required for the distribution; provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction or take any action that would subject it to taxation in any such jurisdiction where it is not then so subject.

(g)                                 Reporting Requirements.  To the extent not available on the Commission’s EDGAR system, upon request, during the period of five years from the date hereof, to deliver to the Placement Agent, (i) as soon as they are available, copies of all reports or other communications furnished to shareholders, and (ii) as soon as they are available, copies of any reports and financial statements furnished or filed with the Commission or any national securities exchange or automatic quotation system on which the Common Stock is listed or quoted.

(h)                                 Payment of Expenses.  In accordance with and subject to the limitations contained in the Engagement Letter, the Company will pay all fees and expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and other expenses incurred in connection with qualification of the Shares for sale under the laws of such jurisdictions as the Placement Agent may designate and the preparation and printing of memoranda relating thereto, (ii) any costs and expenses related to, the review by the Financial Industry Regulatory Authority, Inc. of the Shares (including filing fees and the reasonable fees and disbursements of counsel for the Placement Agent relating to such review), (iii) any travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Shares, (iv) fees and expenses incident to listing the Shares on the NASDAQ Capital Market and other national and foreign exchanges, (v) fees and expenses in connection with the registration of the Shares under the Exchange Act, (vi) fees and expenses incurred in distributing any Statutory Prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Placement Agent and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, (vii) fees and expenses of the Escrow Agent and under the Escrow Agreement and (viii) all other costs and expenses incurred by the Company incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.  In addition, whether or not the transaction contemplated by this Agreement are consummated or this Agreement is terminated, the Company shall reimburse the Placement Agent for reasonable fees and expenses (including the fees, disbursements and other charges of legal counsel to the Placement Agent) in accordance with Section 3 of the Engagement Letter.

(i)                                     Use of Proceeds.  The Company will use the net proceeds received in connection with any offering of the Shares in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(j)                                     Absence of Manipulation.  The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Shares.

(k)                                  Restriction on Sale of Securities.  For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Common Stock or any securities convertible into or exchangeable or exercisable for its Common Stock (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Leerink, except (a) the Shares to be sold hereunder (b) the issuance by the Company of shares of Lock-Up Securities upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Placement Agent has been advised in writing or (c) the issuance of stock options and other stock-based awards (or the issuance of shares of Common Stock upon exercise thereof) to eligible participants pursuant to stock incentive plans of the Company described in the Registration Statement, the General Disclosure Package or the Final Prospectus.  The initial Lock-Up Period will commence on the date hereof and continue for 60 days after the date of the commencement of the public offering of the Shares or such earlier date that Leerink consents to in writing.

6.                                       Free Writing Prospectuses.  The Company represents and agrees that, unless it obtains the prior consent of the Placement Agent, and the Placement Agent agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Placement Agent, each of which is set forth on Schedule A hereto, is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

7.                                       Conditions of the Obligations of the Placement Agent.  The obligations of the Placement Agent hereunder will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)                                  Accountants’ Comfort Letter.  At the time of the execution of this Agreement, the Placement Agent shall have received from Ernst & Young LLP a letter, addressed to the Placement Agent and dated such date, in form and substance satisfactory to Leerink and Ernst & Young LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and stating the conclusions and findings of such firm with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus.

(b)                                 Bring-Down Comfort Letter.  On the Closing Date, the Placement Agent shall have received a letter (the “bring-down letter”) from Ernst & Young LLP addressed to the Placement Agent, and dated the Closing Date confirming, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Registration Statement, the General Disclosure Package and the Final Prospectus as of a date not more than three business days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by its letter delivered to the Placement Agent concurrently with the execution of this Agreement pursuant to Section 7(a).

(c)                                  Filing of Prospectus.  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof.  No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Placement Agent, shall be contemplated by the Commission.

(d)                                 No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties of the Company and the Subsidiary taken as a whole which, in the reasonable judgment of the Placement Agent is material and adverse and makes it impractical or inadvisable to market the Shares; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls, the effect of which is such as to make it, in the reasonable judgment of the Placement Agent, impractical to market or to enforce contracts for the sale of the Shares, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the reasonable judgment of the Placement Agent, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Shares or to enforce contracts for the sale of the Shares.

(e)                                  Opinions of Counsel for the Company.  The Placement Agent shall have received opinions, dated such Closing Date, of (i) Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Company, in form and substance satisfactory to the Placement Agent and counsel to the Placement Agent, (ii) Lowrie, Lando & Anastasi, LLP, intellectual property counsel for the Company, in form and substance satisfactory to the Placement Agent and counsel for the Placement Agent and (iii) Alston & Bird LLP, intellectual property counsel for the Company, in form and substance satisfactory to the Placement Agent and counsel for the Placement Agent.

(f)                                    Opinion of Counsel for the Placement Agent.  The Placement Agent shall have received from Edwards Angell Palmer & Dodge LLP, counsel for the Placement Agent, such opinion or opinions, dated such Closing Date, with respect to such matters as the Placement Agent may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g)                                 Officer’s Certificate.  The Placement Agent shall have received a certificate, dated the Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date in all material respects; no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h)                                 Subscription Agreements; Escrow Agreement.  The Company shall have entered into (i) the Subscription Agreements with each of the Purchasers and (ii) the Escrow Agreement with the Placement Agent and the Escrow Agent, and such agreements shall be in full force and effect.

(i)                                     Listing.  The Shares shall have been approved for listing on the NASDAQ Capital Market, subject to notice of issuance.

(j)                                     Additional Certificates.  The Company shall have furnished to the Placement Agent such certificates, in addition to those specifically mentioned herein, as the Placement Agent may have reasonably requested as to the accuracy and completeness at the Closing Date of any statement in the Registration Statement or the Final Prospectus, as to the accuracy at the Closing Date of the representations and warranties of the Company herein, as to the performance by the Company of its obligations hereunder, or as to the fulfillment of the conditions concurrent and precedent to the obligations hereunder of the Placement Agent.

(k)                                  Copies.  The Company will furnish the Placement Agent with such conformed copies of such opinions, certificates, letters and documents as the Placement Agent may reasonably request.  The Placement Agent may in its sole discretion waive compliance with any conditions to the obligations of the Placement Agent under this Agreement.

8.                                       Indemnification and Contribution.

(a)                                  Indemnification of Placement Agent.  The Company will indemnify and hold harmless the Placement Agent, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use therein, it being understood and agreed that the only such information furnished by the Placement Agent consists of the information described as such in subsection (b) below.

(b)                                 Indemnification of Company.  The Placement Agent will indemnify and hold harmless the Company, each of its directors and each of its officers who signs the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Placement Agent Indemnified Party”), against any losses, claims, damages or liabilities to which such Placement Agent Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Placement Agent Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Placement Agent Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only information furnished by the Placement Agent is set forth in the prospectus supplement dated the date hereof in the penultimate paragraph under the caption “Plan of Distribution” concerning stabilization.

(c)                                  Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the written consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (iv) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agent on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Placement Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Placement Agent.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Placement Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim that is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), the Placement Agent shall not be required to contribute any amount in excess of the amount by which total compensation received by the Placement Agent in accordance with Section 2(e) exceeds the amount of any damages which the Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Company and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

(e)                                  Control Persons.  The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Placement Agent within the meaning of the Act; and the obligations of the Placement Agent under this Section shall be in addition to any liability which the Placement Agent may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

9.                                       Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Placement Agent, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Shares.  In accordance with the Engagement Letter, if the sale and issuance of the Shares by the Company hereunder are not consummated for any reason, the Company will reimburse the Placement Agent for all out of pocket expenses (including fees and disbursements of counsel) reasonably incurred in connection with the offering of the Shares, and the respective obligations of the Company and the Placement Agent pursuant to Section 8 hereof shall remain in effect.  In addition, if any Shares have been purchased under this Agreement and the Subscription Agreements, the representations and warranties in Section 4 hereof and all obligations under Section 5 hereof shall also remain in effect.

10.                                 Notices.  All communications hereunder will be in writing and, if sent to the Placement Agent, will be mailed, delivered or telegraphed and confirmed to Leerink Swann LLC, One Federal Street Boston, Massachusetts 02110, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 675 West Kendall Street, Cambridge, Massachusetts; Attention: President, with a copy to the General Counsel.

11.                                 Successors.  This Agreement will inure to the benefit of and be binding upon parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

12.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13.                                 Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)                                  No Other Relationship.  The Placement Agent has been retained solely to act as placement agent in connection with the sale of Shares and that no fiduciary, advisory or agency relationship between the Company and the Placement Agent has been created in respect of any of the transactions contemplated by this Agreement, any Subscription Agreement or the Final Prospectus, irrespective of whether the Placement Agent has advised or is advising the Company on other matters;

(b)                                 Arm’s-Length Negotiations.  The price of the Shares set forth in this Agreement was established by the Company following discussions and arm’s-length negotiations with the Placement Agent and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                  Absence of Obligation to Disclose.  The Company has been advised that the Placement Agent and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Placement Agent has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)                                 Waiver.  The Company waives, to the fullest extent permitted by law, any claims it may have against the Placement Agent for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Placement Agent shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

14.                                 Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.  The Company hereby submits to the non-exclusive jurisdiction of any court of the Commonwealth of Massachusetts or the United States District Court located in the City of Boston, Massachusetts in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby.  The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby in any court of the Commonwealth of Massachusetts or the United States District Court located in the City of Boston, Massachusetts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

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If the foregoing is in accordance with the Placement Agent’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Placement Agent in accordance with its terms.

Very truly yours

MOMENTA PHARMACEUTICALS, INC.

By:	/S/ RICHARD P. SHEA
Name:	Richard P. Shea
Title:	Senior Vice President and Chief
Financial Officer

Signature Page to Placement Agency Agreement

The foregoing Placement Agency Agreement is hereby confirmed and accepted as of the date first above written.

LEERINK SWANN LLC

By:	/S/ DAN YAMRON
Name:	Dan Yamron
Title:	Managing Director, Equity Capital Markets

Signature Page to Placement Agency Agreement

SCHEDULE A

1.                                      Statutory Prospectus Included in the General Disclosure Package

Base prospectus included in the Registration Statement declared effective on February 8, 2007.

2.                                      General Use Issuer Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:  None.

3.                                      Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:  None.

4.                                       Permitted Free Writing Prospectus:  None.